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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): DECEMBER 12, 2005

                           THE A CONSULTING TEAM, INC.
             (Exact name of registrant as specified in its charter)

         NEW YORK                       0-22945               13-3169913
(State or Other Jurisdiction         (Commission           (I.R.S. Employer
         of Incorporation)           File Number)          Identification No.)


                 200 PARK AVENUE SOUTH, NEW YORK, NEW YORK 10003
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (212) 979-8228

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On December 12, 2005, The A Consulting Team ("TACT") entered into a new employment agreement with its chief executive officer, Shmuel BenTov (the "2005 BenTov Employment Agreement"). Mr BenTov's prior employment agreement with TACT dated January 2002 expired in accordance with its terms on December 31, 2004. The 2005 BenTov Employment Agreement is effective as of December 1, 2005, and has a term of twenty-five months, expiring on December 31, 2007. The 2005 BenTov Employment Agreement provides for an increase of $60,000 in initial base salary from $300,000 to $360,000. Mr. BenTov may also be entitled to an annual bonus. The 2005 BenTov Employment Agreement provides that in the event of termination
(i) by TACT without cause or by Mr. BenTov in the event of a material breach of the employment agreement by TACT or a substantial dimunition of his duties, Mr. BenTov will receive a lump sum severance allowance in an amount equal to two times his then annual base salary; (ii) as a result the incapacity or disability of Mr. BenTov, Mr. BenTov would be entitled to receive his then annual base salary during the one year that followed the termination notice; or (iii) as a result of Mr. BenTov's death, Mr. BenTov's estate would be entitled to receive a lump sum payment equal to his then annual base salary. The agreement includes a two-year non-compete covenant commencing on termination of employment.

         On December 12, 2005, The A Consulting Team ("TACT") entered into a new employment agreement with its chief financial officer, Richard D. Falcone (the "2005 Falcone Employment Agreement"). The 2005 Falcone Employment Agreement supersedes the Employment Agreement between TACT and Mr. Falcone dated effective as of September 11, 2001. The 2005 Falcone Employment Agreement is effective as of December 1, 2005, has a term of one (1) year, and shall automatically renew for subsequent one-year terms, unless and until terminated by either party upon 10 days notice. The 2005 Falcone Employment Agreement provides for an increase of $10,000 in initial base salary from $200,000 to $210,000. Mr. Falcone may also be entitled to an annual bonus. The 2005 Falcone Employment Agreement provides that in the event of termination without cause, death or disability, Mr. Falcone will receive a severance allowance in an amount equal to six (6) months of Mr. Falcone's then current base salary, which represents an increase of an additional three (3) months severance as compared to Mr. Falcone's prior employment agreement. The 2005 Falcone Employment Agreement also provides that in an event of a change of control or certain other circumstances, Mr. Falcone will receive a severance allowance in an amount equal to twelve (12) months of Mr. Falcone's then current base salary, which represents an increase of an additional six (6) months severance as compared to Mr. Falcone's prior employment agreement. The agreement includes a one-year non-compete covenant commencing on termination of employment.

         On December 12, 2005, the Compensation Committee of the Board of Directors approved, and the Board of Directors ratified the Compensation Committee's approval of, a $40,000 cash bonus for each of Messrs. BenTov and Falcone for the year ended December 31, 2005.

         On December 12, 2005, the Board of Directors approved an increase in the fees for non-employee directors from $2,000 per quarter to $3,000 per quarter effective commencing in the fourth quarter of 2005.

         On December 12, 2005, the Compensation Committee of the Board of Directors approved, and the Board of Directors ratified the approval of, the grant of 5,000 non-qualified stock options to Steven Mukamal, Reuven Battat and William Miller, each a non-employee director of TACT. The options were granted under TACT's Amended and Restated 1997 Stock Option and Award Plan. The options were granted at a fair market value of TACT's common stock on the date of grant, December 12, 2005. The options shall be exercisable for a period of ten (10) years and shall fully vest on the date of grant.
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ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

         Exhibit 10.1 Employment Agreement, dated as of December 1, 2005, by and between The A Consulting Team, Inc. and Shmuel BenTov

         Exhibit 10.2 Employment Agreement, dated as of December 1, 2005 by and between The A Consulting Team, Inc. and Richard D. Falcone.

                  [Remainder of page intentionally left blank]

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                THE A CONSULTING TEAM, INC.



                                                By: /s/ Richard D. Falcone
                                                --------------------------
                                                Richard D. Falcone, Treasurer
                                                and Chief Financial Officer

         Date:  December 15, 2005


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                                  EXHIBIT INDEX


EXHIBIT NO.        DESCRIPTION

Exhibit 10.1 Employment Agreement, dated as of December 1, 2005, by and between The A Consulting Team, Inc. and Shmuel BenTov

Exhibit 10.2 Employment Agreement, dated as of December 1, 2005 by and between The A Consulting Team, Inc. and Richard D. Falcone.